Filed pursuant to Rule 433
Registration Statement No. 333-180771

Investor Fact Sheet
1st Quarter 2014

Who We Are

CIBC (CM: TSX, NYSE) is a leading Canadian-based financial institution. Through our three major businesses, Retail and Business Banking, Wealth Management and Wholesale Banking, CIBC provides a full range of financial products and services to 11 million clients in Canada and around the world.

Key Businesses

- Retail and Business Banking
- Wealth Management
- Wholesale Banking

Metrics

	2013	(As of January 31st) 2014
Total Assets	$398.0B	$401.0B
Deposits	$315.2B	$314.3B
Loans and Acceptances	$256.4B	$256.8B
Common Equity Tier 1 Ratio	9.4%	9.5%
Market Capitalization	$35.4B	$34.5B
Total Shareholder Return	18.41%	-1.36%

Our Strategy

CIBC's aspires to be the leading bank for our clients. We have a client-focused strategy that creates value for all our stakeholders. We have four corporate objectives:

1. Deep, long-lasting client relationships
2. Strategic growth where we have, or can build, competitive capabilities
3. Sound risk management
4. Consistent, sustainable earnings

To deliver on our corporate objectives, we are further strengthening our business in Canada, as well as expanding in key global centres to serve our clients.

Financial Highlights

Reported Net Income
(C$ millions)



785
862
878
825
1,177
Q1/13
Q2/13
Q3/13
Q4/13
Q1/14

Adjusted Earnings Per Share[1] (C$)



2.12
2.09
2.26
2.19
2.31
Q1/13
Q2/13
Q3/13
Q4/13
Q1/14

Target: 5 – 10% average annual EPS growth

Adjusted Return on Common Shareholders' Equity[1] (%)



23.1%
23.0%
23.7%
21.9%
22.1%
Q1/13
Q2/13
Q3/13
Q4/13
Q1/14

Target: 20% average return through the cycle

Loan Loss Ratio
(basis points)



42
47
45
41
38
Q1/13
Q2/13
Q3/13
Q4/13
Q1/14

Target: < 60 basis points

Adjusted Efficiency Ratio (TEB)[1]
(%)



56.5%
56.9%
56.0%
56.7%
56.7%
Q1/13
Q2/13
Q3/13
Q4/13
Q1/14

Target: Achieve median ranking within industry

Common Equity Tier 1 Ratio
(Basel III) (%)



9.6%
9.7%
9.3%
9.4%
9.5%
Q1/13
Q2/13
Q3/13
Q4/13
Q1/14

[1] Non-GAAP measure. See Non-GAAP measures within the Notes to users section on page 1 of the Q1/14 Supplementary Financial Information available on CIBC's website.

Contact Information

CIBC Investor Relations
Geoff Weiss, Senior Vice-President Phone: 416 304-8726 Fax: 416 980-5028 Email: investorrelations@cibc.com

CIBC has filed a registration statement (including a prospectus, a related prospectus supplement and a preliminary pricing supplement) with the U.S. Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. Before you invest, you should read the pricing supplement, prospectus supplement and prospectus for this offering in that registration statement, and other documents that CIBC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the preliminary pricing supplement, prospectus supplement and prospectus by calling SG Americas Securities, LLC, collect at 212-278-6508 or 212-278-6244.

Investor Fact Sheet

1st Quarter 2014

Business Highlights and Performance: Q1 2014

Retail and Business Banking

Revenue of $2,255 million and net income of $746 million Adjusted net income of $643 million (1)

Launched a significant expansion of industry-leading mobile payments offer with TELUS, giving more Canadians the opportunity to pay with their phone

Began implementing a new partnership with the GTAA as its exclusive financial institution sponsor at Toronto Pearson Airport

First to offer remote deposit capture, CIBC eDeposit™, allowing CIBC clients to deposit cheques by simply taking a picture using a smartphone

Wealth Management

Revenue of $502 million and net income of $114 million

Completed the acquisition of Atlantic Trust, a U.S. private wealth management firm with US$24 billion in assets under management, as part of the strategic plan to grow North American wealth management business

Achieved the 20th consecutive quarter of positive net retail sales of long-term mutual funds with $1.2 billion of net sales

Wholesale Banking

Revenue of $680 million and net income of $264 million

Co-lead arranger and joint bookrunner on Progressive Waste Solutions’ US$1.9 billion revolver

Joint bookrunner on Cardinal Energy’s $248 million initial public offering

Financial advisor to Penn-West Petroleum on the sale of its assets with a value of approximately $500 million in three separate transactions Joint bookrunner on TELUS’ $800 million bond offering

Revenue (C$ millions) Net Income (C$ millions)

2,010

1,985

2,087

2,067 Q1/13 Q2/13 Q3/13 Q4/13 Q1/14 Q1/13 Q2/13 Q3/13 Q4/13 Q1/14

580 572 612 613 746

Revenue (C$ millions) Net Income (C$ millions)

432 443 458

470 502 89 91

102 103 114

Q1/13 Q2/13 Q3/13 Q4/13 Q1/14 Q1/13 Q2/13 Q3/13 Q4/13 Q1/14 Revenue (C$ millions) Net Income (C$ millions)

557 574 589 520 680 86

192 212 209 264 Q1/13 Q2/13 Q3/13 Q4/13 Q1/14 Q1/13 Q2/13 Q3/13 Q4/13 Q1/14

Shareholder Information

Share Price

Five Years Ended January 31, 2014

$100 $90 $80 $70 $60 $50 $40 $30 2009 2010 2011 2012 2013 2014

Dividend History

Target Dividend Payout

Ratio: 40 - 50%

8.02% CAGR $1.29 $3.80 00 01 02 03 04 05 06 07 08 09 10 11 12 13

*CIBC has not missed a regular dividend since its first dividend payment in 1868

(1) Non-GAAP measure. See non-GAAP measures on page 9 of the Q1/14 Report to Shareholders available on CIBC’s website.

Dividend Yield 4.3%

A Note About Forward-Looking Statements

From time to time, we make written or oral forward-looking statements within the meaning of certain securities laws, including in this presentation, in other filings with Canadian securities regulators or the U.S. Securities and Exchange Commission and in other communications. All such statements are made pursuant to the “safe harbour” provisions of, and are intended to be forward-looking statements under, applicable Canadian and U.S. securities legislation, including the U.S. Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about our operations, business lines, financial condition, risk management, priorities, targets, ongoing objectives, strategies and outlook for calendar year 2014 and subsequent periods. Forward-looking statements are typically indentified by the words “believe”, “expect”, “anticipate”, “intend”, “estimate”, “forecast”, “target”, “objective” and other similar expressions or future or conditional verbs such as “will”, “should”, “would” and “could”. By their nature, these statements require us to make assumptions and are subject to inherent risks and uncertainties that may be general or specific. A variety of factors, many of which are beyond our control, affect our operations, performance and results, and could cause actual results to differ materially from the expectations expressed in any of our forward-looking statements. These factors include: credit, market, liquidity, strategic, insurance, operational, reputation and legal, regulatory and environmental risk; the effectiveness and adequacy of our risk management and valuation models and processes; legislative or regulatory developments in the jurisdictions where we operate, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations issued and to be issued thereunder, the Basel Committee on Banking Supervision’s (BCBS) global standards for capital and liquidity reform and those relating to the payments system in Canada; amendments to, and interpretations of, risk-based capital guidelines and reporting instructions, and interest rate and liquidity regulatory guidance; the resolution of legal and regulatory proceedings and related matters; the effect of changes to accounting standards, rules and interpretations; changes in our estimates of reserves and allowances, changes in tax laws; changes to our credit ratings; political conditions and developments; the possible effect on our business of international conflicts and the war on terror; natural disasters, public health emergencies, disruptions to public infrastructure and other catastrophic events; reliance on third parties to provide components of our business infrastructure; potential disruptions to our information technology systems and services, including the evolving risk of cyber attack; losses incurred as a result of internal or external fraud; the accuracy and completeness of information provided to us concerning clients and counterparties; the failure of third parties to comply with their obligations to us and our affiliates; intensifying competition from established competitors and new entrants in the financial services industry; technological change; global capital market activity; changes in monetary and economic policy; currency value and interest rate fluctuations; general business and economic conditions worldwide, as well as in Canada, the U.S. and other countries where we have operations, including increasing Canadian household debt levels and Europe’s sovereign debt crisis; our success in developing and introducing new products and services, expanding existing distribution channels, developing new distribution channels and realizing increased revenue from these channels; changes in client spending and saving habits; our ability to attract and retain key employees and executives; our ability to successfully execute our strategies and complete and integrate acquisitions and joint ventures; and our ability to anticipate and manage the risks associated with these factors. This list is not exhaustive of the factors that may affect any of our forward-looking statements. These and other factors should be considered carefully and readers should not place undue reliance on our forward-looking statements. We do not undertake to update any forward-looking statement that is contained in this report or in other communications except as required by law.